As filed with the Securities and Exchange Commission on July 22, 2008

Registration No. 333-146137

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MAIDEN HOLDINGS, LTD.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	6331	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

48 Par-la-Ville Road, Suite 1141
Hamilton HM 11
Bermuda
(441) 295-5225
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 8th Avenue, 13thFloor
New York, New York 10011
(212) 590-9330
Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Matthew M. Ricciardi
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 259-8000
Facsimile: (212) 259-6333

Approximate date of commencement of proposed sale of securities to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

The Registration Fee was previously calculated and paid in connection with the filing of the Registration Statement on September 17, 2007.

No exhibits are filed with this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT

On May 6, 2008, the Securities and Exchange Commission (the “Commission”) declared effective a Registration Statement on Form S-1 (File No. 333-146137) (the “Registration Statement”) of Maiden Holdings, Ltd. (the “Registrant”) relating to the resale from time to time of up to 56,870,000 common shares (the “Registered Shares”) of the Registrant by the selling shareholders named in the Registration Statement pursuant to the plan of distribution set forth therein.

The Registrant determined that it will no longer maintain effectiveness of the Registration Statement in light of the Commission’s recent amendments to Rule 144 under the Securities Act of 1933, as amended, which would enable non-affiliate shareholders of the Registrant’s shares covered by the Registration Statement to freely resell those shares if the applicable conditions of the amended Rule 144 are met. There are no affiliates currently known to the Registrant whose securities were covered by the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed solely to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 1, all of the Registered Shares that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda on this twenty-second day of July, 2008.

MAIDEN HOLDINGS, LTD.

/s/ Bentzion S. Turin
Bentzion S. Turin
Chief Operating Officer, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Barry D. Zyskind	Chairman of the Board	July 22, 2008
* Max G. Caviet	President, Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2008
/s/ Michael J. Tait Michael J. Tait	Chief Financial Officer (Principal Financial and Accounting Officer)	July 22, 2008
/s/ Bentzion S. Turin Bentzion S. Turin	Chief Operating Officer, General Counsel and Secretary	July 22, 2008
* Simcha Lyons	Director	July 22, 2008
* Raymond M. Neff	Director	July 22, 2008
* Yehuda L. Neuberger	Director	July 22, 2008
* Steven H. Nigro	Director	July 22, 2008
/s/ Bentzion S. Turin Bentzion S. Turin	Authorized Representative in the United States	July 22, 2008
* By: /s/ Bentzion S. Turin Attorney-in-fact